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                                                                    EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY

Dynasoft AB (Sweden)
Dynasoft Holdings AB (Sweden)
Dynamic Software AB (Sweden)
Intrusion Detection, Inc. (New York)
RSA Capital Inc.
RSA Security Development Pty Ltd. (Australia)
RSA Security France SARL (France)
RSA Security GmbH (Germany)
RSA Security Holdings Inc. (Delaware)
RSA Security Japan Ltd. (Japan)
RSA Security (Malaysia) Sdn Bhd
RSA Security Nordic AS (Norway)
RSA Security (S) PTE Ltd. (Singapore)
SD Securities Corp. (Massachusetts)
Security Dynamics Foreign Sales Corp. (Delaware/USVI Corporation)